UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, two derivative lawsuits were filed in March 2012 in Delaware Chancery Court by stockholders of Clear Channel Outdoor Holdings, Inc. (the “Company”). The consolidated lawsuits are captioned In re Clear Channel Outdoor Holdings, Inc. Derivative Litigation, Consolidated Case No. 7315-CS. The complaints name as defendants certain of the current and former directors of both the Company and its indirect parent company, Clear Channel Communications, Inc. (“CCU”), as well as CCU, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The Company also is named as a nominal defendant. The complaints allege, among other things, that in December 2009 CCU breached fiduciary duties to the Company and its stockholders by allegedly requiring the Company to agree to amend the terms of the Revolving Promissory Note, dated as of November 10, 2005, between CCU, as maker, and the Company, as payee (as amended, the “Note”), to extend the maturity date of the Note and to amend the interest rate payable on the Note (the “Contract Rate”). According to the complaints, the terms of the amended Note were unfair to the Company because, among other things, the Contract Rate was below market. The complaints further allege that CCU was unjustly enriched as a result of that transaction. The complaints also allege that the director defendants breached fiduciary duties to the Company in connection with that transaction and that the transaction constituted corporate waste. On April 4, 2012, the board of directors of the Company (the “Board”) formed a special litigation committee consisting of independent directors (the “SLC”) to review and investigate plaintiffs’ claims and determine the course of action that serves the best interests of the Company and its stockholders. On March 28, 2013, to avoid the costs, disruption and distraction of further litigation, and without admitting the validity of any allegations made in the complaint, legal counsel for the defendants entered into a binding memorandum of understanding (the “MOU”) with legal counsel for the SLC and the plaintiffs to settle the litigation. The MOU obligated the parties to use their best efforts to prepare a Stipulation of Settlement (the “Stipulation of Settlement”) reflecting the terms of the MOU and present the Stipulation of Settlement to the Delaware Chancery Court for approval.

On July 8, 2013, the parties executed the Stipulation of Settlement, on terms consistent with the MOU, and presented the Stipulation of Settlement to the Delaware Chancery Court for approval. On July 9, 2013, the Delaware Chancery Court scheduled a Settlement Hearing which will be held on September 9, 2013 at 10:00 a.m., in the Delaware Chancery Court in the New Castle County Courthouse, 500 N. King Street, Wilmington, Delaware 19801 for the purposes of determining, among other things, whether the settlement is fair, reasonable, adequate, and in the best interests of the Company and its stockholders. Unless and until the Company receives approval of the settlement from the Delaware Chancery Court, no assurance can be provided that the Company will be able to resolve the outstanding litigation as contemplated by the Stipulation of Settlement. A copy of the Stipulation of Settlement is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 8.01.	Other Events.

The information set forth in Item 1.01 above is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Stipulation of Settlement, dated as of July 8, 2013, among legal counsel for Clear Channel Communications, Inc. and the other named defendants, the special litigation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. and the plaintiffs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: July 9, 2013	By:	/s/ Hamlet T. Newsom, Jr.
Hamlet T. Newsom, Jr.

Vice President, Associate General Counsel and Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Stipulation of Settlement, dated as of July 8, 2013, among legal counsel for Clear Channel Communications, Inc. and the other named defendants, the special litigation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. and the plaintiffs.